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                                                              FORM: JANUARY 2004

                                                                   EXHIBIT 10.12

                           PLANOVA(TM) SALES AGREEMENT

THIS PLANOVA SALES AGREEMENT is made as of 1 day of March, 2004 by and between OMRIX BIOPHARMACEUTICALS LTD., an Israeli corporation with a principal place of business at the NDA Building, Tel-Hashomer, Israel ("PURCHASER"), and Asahi Kasei Pharma Corporation, a Japanese corporation with a principal place of business at 9-1, Kanda [ILLEGIBLE], Chiyoda-ku, Tokyo 101-8481, Japan ("ASAHI").

                                    RECITALS

A. Asahi has developed and currently manufactures Planova (as defined in Section 1.4), and has in addition obtained certain patents and developed certain secret processes, Technologies and other related proprietary know-how constituting the Filter Technology (as defined in Section 1.1).

B. Purchaser desires to purchase from Asahi, and Asahi is willing to sell to Purchaser, Planova in sufficient quantities to meet Purchaser's requirements for evaluating Planova's compatibility with Purchase's manufacturing process for Purchaser's Products (as defined in Section 1.5) and/or for manufacturing Purchaser's Products to be used for clinical trials to be carried out by Purchaser and or sold commercially by Purchaser.

C. Purchaser desires to obtain from Asahi, and Asahi is willing to grant to Purchaser, subject to the terms and conditions set forth in this Agreement, a license permitting Purchaser to use the Filter Technology solely for the purpose set forth in Recital B above.

                               TERMS OF AGREEMENT

1     DEFINITIONS.

      As used in this Agreement, the following terms shall have the following meanings, whether used in the plural or singular form:

1.1 "Filter Technology" shall mean (i) those secret and proprietary concepts, inventions, discoveries, developments, processes, methods, techniques, systems and know-how of Asahi existing on the date of this Agreement or acquired thereafter by Asahi which are disclosed to Purchaser directly or indirectly by Asahi orally (provided it has been reduced to writing within 14 days of disclosure), in writing, through visit to facilities or by any other means of transmission, at any time, whether before or after execution of this Agreement, including, but not limited to, [ILLEGIBLE] pertaining to the evaluation of the compatibility of Planova with Purchaser's manufacturing process of Purchaser's Products or to the use of Planova in the manufacture of Purchaser's Products, regardless of whether protectable under any patent, copyright or trade secrets laws, and (ii) the Patents; including, for purpose of the foregoing clause (i), each item of information or data (in whatever form or format:, and regardless of the author or developer thereof) comprising or

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                                                              FORM: JANUARY 2004

      relating to any of the following:


      1.1.1 any blueprints, specifications, operating, requirements or parameters, descriptions, drawings, designs or diagrams relating to Planova or other Asahi products, or prototypes thereof, and

      1.1.2 any research, testing or evaluation results or reports of Asahi relating to Planova or other Asahi products, or prototypes thereof, and any related sales or cost data or marketing or production information (whether actual or projected), but in any event subject to the restrictions, exceptions and other terms of Section 11.

1.2 "INCOTERMS/2000" shall mean the version of INCOTERMS adopted by the International Chamber of Commerce effective January 1, 2000, but excluding any amendments thereof not specifically agreed to by the parties by written agreement in the manner provided for in Section 12.6.

1.3 "Patents" shall mean those patents listed in Exhibit A, and any other patents of Asahi which Asahi may agree, by written notice to Purchaser, to include as "Patents" hereunder.

1.4 "Planova" shall mean (i) filtration products employing Bemberg Microporous Membrane developed and manufactured by Asahi and marketed under the trade-name "Planova" ("PLANOVA FILTERS") which are described in SCHEDULE 1 attached hereto and any improvements thereof, and (ii) Integrity Test Solution Kit and any other related accessories and equipment to be used with or for Planova Filters which Asahi may from time to time add by writing notification to Purchaser ("PLANOVA RELATED PRODUCTS").

1.5 "Purchaser's Products" shall mean therapeutic or other protein products derived from body tissue, plasma, hybridomas or other source materials, or by recombinant means.

1.6 "Purchaser's Information" shall mean those secret and proprietary concepts, inventions, discoveries, developments, processes, methods, techniques, systems and know-how of Purchaser existing on the date of this Agreement or acquired thereafter by Purchaser which are disclosed to Asahi directly or indirectly by Purchaser orally (provided it has been reduced to writing within 14 days of disclosure), in writing, through visit to facilities or by any other means of transmission, at any time, whether before or after execution of this Agreement, and which pertain to Purchaser's Products or to the manufacture of Purchaser's Products, regardless of whether protectable under any patent, copyright or trade secrets laws, including each item of information or data (in whatever form or format, and regardless of the author or developer thereof) comprising or relating to any of the following:

      1.6.1 any blueprints, specifications, operating requirements or parameters, descriptions, drawings, designs or diagrams relating to Purchaser's Products, and

      1.6.2 any research, testing or evaluation results or reports relating to Purchaser's Products, and any related sales or cost data or marketing or production information (whether actual or projected), but in any [ILLEGIBLE] subject to the restrictions, exceptions and other terms of Section [ILLEGIBLE].

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                                                              FORM: JANUARY 2004

1.7 "Term" shall mean the period during which Purchaser shall have the right to place purchase orders under this Agreement, as provided in and subject to the terms of Section 10.

2     QUARTERLY ESTIMATES.

      Purchaser shall provide Asahi, during the first month of each calendar quarter in the Term, with Purchaser's written estimates of its probable requirements for Planova expected to the ordered in each of the four calendar quarters following the quarter in which the estimates are to be provided in accordance with the format separately submitted from time to time by Asahi to Purchaser. It is understood, however, that none of such estimates shall be binding on either party.

3     PRICES AND PAYMENT TERMS.

3.1   SALES PRICES.

      Sales prices of Planova shall be described in the price lists to be submitted by Asahi from time to time to Purchaser. Asahi shall submit the price lists at least three (3) months before such price lists become effective.

3.2   PAYMENT TERMS.

All payment by Purchaser to Asahi shall be due and payable in advance, in full in Japanese Yen or in the currency agreed by Purchaser and Asahi, by telegraphic transfer to Asahi's following bank account, or such other account as Asahi may specify from time to time by notice to Purchaser. Each such payment shall be made in accordance with the terms of Section.

      The bank name: Sumito no Mitsui Banking Corporation, Tokyo Main Office

      The bank address: 3-2. Marunouchi [ILLEGIBLE] -chome, Chiyoda-ku, Tokyo 100-0005, Japan
      Swift code SMBCJPJT
      Account #: 207012

      PAYEE: ASAHI KASEI PHARMA CORPORATION

4     PURCHASE ORDERS; SHIPMENTS TO PURCHASER.

4.1   TERMS OF DELIVERY.

      All deliveries of Planova under this Agreement shall be made by Asahi to Purchaser by air on the basis of FCA Japan Airport as selected by Asahi, but with the air carrier to be selected by Purchaser (or by Asahi, if Purchaser fails to make a timely designation of the carrier), as the term "FCA" is defined in INCOTERMS/2000 and with the parties' respective obligations being determined in accordance with INCOTERMS/2000 unless otherwise specifically provided for in his Agreement.

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                                                              FORM: JANUARY 2004

4.2   PRICE BASIS.

      All prices for Planova set forth in Asahi's notices under Section 3.1 shall be on the same basis as specified in Section 4.1. Without limiting the generality of the foregoing, all such prices shall be the net a Mounts receivable by Asahi, and do not include (and Purchaser shall be liable for and shall pay) any and all costs and expenses incurred subsequent to transfer of title as provided for in Section 4.3 (including any insurance or freight costs), any taxes, duties or other charges of any type to be incurred in or [ILLEGIBLE] route to the shipping destination or otherwise relating to importation into the shipping destination (whether or not contemplated to be applicable as of the date of this Agreement, and regardless of when imposed or assessed).

4.3   DELIVERY DATE; TRANSFER OF TITLE AND RISK.

      Title to and all risk of loss of or damage to any Planova shall pass to Purchaser at the Time specified for "transfer of risks" under the applicable "FCA" term defined in INCOTERMS/2000, and the date on which the foregoing occurs shall be the delivery date for those Planova for purposes of this Agreement.

4.4   PURCHASE ORDERS.

      Sales of Planova by Asahi to Purchaser shall be made by means of purchase orders delivered in writing or sent by facsimile by Purchaser to Asahi ("PURCHASE ORDER"), provided that no Purchase Order shall be binding upon Asahi until and unless Asahi dispatches the acceptance letter by tax to Purchaser within five (5) working days after the receipt of the Purchase Order, provided further that any terms and conditions contained in any purchase order shall be superseded in their entirety by this Agreement.

4.5   SHIPMENT TO PURCHASER.

      Asahi shall ship Pianova specified in each Purchase Order accepted by Asahi within four (4) weeks after the date of Asahi's acceptance of that Purchase Order or by any such later date as may be agreed on between the parties. Asahi shall provide for all shipments a packing list and invoice which will contain at least the following information: (i) Purchase Order number (ii) Name of relevant Planova product (iii) Planova quantity transported and (iv) Shipping Date from plant.

4.6   STERILIZATION OF FILTERS.

      Asahi shall sterilize [ILLEGIBLE] Planova Filters prior to delivery to Purchaser.

4.7   SPECIFICATION CHANGES.

      4.7.1 Asahi shall notify Purchaser in writing of any proposed changes in basic specifications of Planova a Filters described in Schedule 1 which may affect performance of Planova Filters ("SPECIFICATION CHANGE") no later than six (6) months prior to the implementation by Asahi.

      4.7.2 Should Purchaser deem that new regulatory approval is required in connection with the Specification Change, Purchaser shall give Asahi a notice to such effect with

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                                                              FORM: JANUARY 2004

      appropriate and adequate documentation within two (2) months after receipt of Asahi's notice of Specification Change, and both parties shall promptly consult with each other possible measures to be taken including amendments to the Specification Change proposed by Asahi, in order to avoid an application for the new regulatory approval. If the parties fail to reach mutually acceptable measures on or before the proposed implementation date of the Specification Change, Asahi shall continue to supply Planova Filters without the Specification Change for such period not exceeding three (3) years from said proposed implementation date as required by Purchaser.

5.    USE OF PLANOVA, ETC.; PURCHASER'S RISK AND LIABILITY.

5.1   VISUAL INSPECTION.

      Purchaser agrees to carry out a visual inspection of all Planova in each delivery immediately after such delivery to Purchaser's premises in accordance with Asahi's "Instruction for Use" as provided from time to time and will not use any Planova that Purchaser observes to have such defects as described in the instruction.

5.2   USE AFTER EXPIRATION DATE.

      Purchaser agrees not o use any Planova for any purpose after the expiration date of Planova to be indicated by Asahi.

5.3   NO RE-USE OR OTHER IMPROPER USE.

      Purchaser agrees not to re-use Planova in any manner and further agrees to use Planova solely for its intended purposes in the manufacture of Purchaser's Products as defined in Section 1.5 and in accordance with Asahi's "Instruction for Use," "Standard Operation Procedure of Integrity Test,' "Filtration Procedure" and other Asahi's written instructions as provided from time to time.

5.4   HANDLING, TRANSPORT AND STORAGE.

      In order to maintain the quality of Planova, Purchaser agrees to observe the instructions indicated in Asahi's "Instruction for Use" as provided from time to time in handling, transporting and storing Planova.

5.5   PRE-USE & POST-USE INTEGRITY TESTS.

      Purchaser shall conduct all pre-use and post-use integrity tests in accordance with Asahi's "Standard Operation Procedure of Integrity Test" as provided from time to time by Asahi (or such an integrity tests as may be developed by Purchaser and accepted by Asahi as a substitute for the integrity tests as stipulated above) as well as performance tests which may be required from time to time under Purchaser's internal procedures or under applicable laws and regulations, prior to making use and immediately after the use of any Planova Filters. Purchaser agrees that it shall not use any Planova Filters which do not successfully pass such

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                                                              FORM: JANUARY 2004

pre-use integrity tests and that the results of the post-use integrity tests shall be retained by Purchaser for a sufficient period required by laws and regulations applicable to Purchaser.

5.6   NATURE OF THE INTEGRITY TESTS.

      It understood by the parties hereto that the integrity tests in accordance with Asahi's Standard Operation Procedure of Integrity Test" are based on data under specified conditions. Therefore, Asahi will not guarantee than any of Planova Filters has a viral reduction performance for any specific rate under any conditions even if it has passed the integrity tests.It is further understood that the viral reduction performance of the Purchaser's filtration Process which incorporates any of Planova Filters under specified conditions should be determined in a validation of said process to be conducted by the Purchaser.

5.7   PURCHASER'S RISK AND LIABILITY.

      Purchaser agrees that my failure on its part to fully comply with the undertakings of Sections 5.1, 5.2, 5.3, 5.4 and 5.5 shall be at Purchaser's sole risk and liability.

6.    WARRANTY; LIMITATION ON LIABILITY.

6.1   LIMITED WARRANTY.

      6.1.1 Purchaser acknowledges that Asahi has no control over the processes followed by Purchaser either with respect to Purchaser's use of Planova or with respect to any element concerning Purchaser's manufacture or handling of Purchaser's Products. Asahi warrants to Purchaser, [but not to any subsequent purchaser of any Planova from Purchaser or to any other person or entity], that:

      6.1.1.1 each Planova Filter delivered to Purchaser under this Agreement, will be manufactured in accordance with the specifications set forth in Schedule 1 attached hereto, will be inspected in accordance with the Quality Control Standards set forth in Schedule 2 and will be effectively sterilized.

      6.1.1.2 Planova Related Products will be manufactured in strict compliance with with the written specifications to be provided from time to time by Asahi and will be inspected in accordance with Asahi's quality control standard inspection procedures.

      6.1.2 ASAHI [ILLEGIBLE] NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OTHER THAN AS SPECIFICALLY SET FORTH IN SECTION 6.1.1 AND DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF ANY KIND, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, AND OF ANY OTHER OBLIGATION OR LIABILITY OF ASAHI, INCLUDING ANY OBLIGATION

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                                                              FORM: JANUARY 2004

      OR LIABILITY BASED ON ANY CLAIM OF NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, OR ANY CLAIM THAT PURCHASER'S USE OF PLANOVA INFRINGES ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

6.2   CLAIM PROCEDURES AND EXCLUSIONS.

      No breach of warranty shall be deemed to have occurred, and Asahi shall be excused from all obligations under this Agreement or applicable laws as to any alleged defect, damage or failure to meet specifications, if any of the following events occur or any of the following circumstances are applicable.

      6.2.1 Purchaser fails to give written notice to Asahi thereof, with full particulars within three (3) months after Purchaser's recognition of the breach of warranty, or before the expiration date of Planova as set forth in Section 5.2, whichever comes earlier;

      6.2.2 Purchaser fails to show by appropriate and adequate documentation that Planova has been stored, transported and used under normal conditions, and tested prior to use and after use, in accordance with the requirements of Section 5; or

      6.2.3 The alleged damage or defect to Planova is caused while in transit or by Purchaser or other person or entity after its delivery to Purchaser.

6.3   LIMITATION ON ASAHI'S LIABILITY.

      If is Purchaser's responsibility to assure that the processes it follows, and its use of Planova, are appropriate and conform with the standard of GMP and with all legal requirements. Asahi's sole liability to Purchaser for breach of warranty or for negligence or otherwise shall be to replace promptly, free of charge, Planova for which a valid claim is presented under the terms of this
Section 6. ASAHI SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, INCLUDING SUCH DAMAGES RELATING TO DELAY, LOSS OF PRODUCTION OR LOST PROFITS, OR DIRECTLY OR INDIRECTLY ARISING OR RESULTING FROM THE BREACH OF ANY TERMS OF THIS AGREEMENT, OR FROM THE SALE, USE, HANDLING, INSTALLATION, NEGLECT, MISUSE OR ALTERATION OF ANY PLANOVA SOLD UNDER THIS AGREEMENT OR ANY PRODUCTS (INCLUDING THOSE "PURCHASER'S PRODUCTS" AS DEFINED HEREIN) MANUFACTURED THROUGH THE USE OF PLANOVA AND PLANOVA RELATED PRODUCTS. IN NO EVENT SHALL ASAHI BE LIABLE FOR DAMAGES IN EXCESS OF THE TOTAL AMOUNT PAID BY PURCHASER FOR THE PARTICULAR PLANOVA WITH RESPECT TO WHICH A CLAIM IS VALIDLY ASSERTED AGAINST ASAHI. Notwithstanding the foregoing, such [ILLEGIBLE] on Asahi's liability for damages shall not apply to those caused by gross negligence, willful misconduct or illegal act of Asahi, on condition that Purchaser has fulfilled all of its obligations provided for in Section 5.

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                                                              FORM: JANUARY 2004

6.4 RETURNED GOODS.

      No Planova shall be returned to Asahi without Asahi's prior written consent. If Asahi gives such written consent, Purchaser shall prompty ship to Asahi Planova covered by such written consent.

6.5 PURCHASER'S WARRANTIES TO ITS CUSTOMERS

      With Asahi's prior written consent, Purchaser may make representations to its customers of Purchaser's Products, as of Purchaser's use of Planova or their performance data which Purchaser obtained in its own validation procedure. Any representations of such nature by Purchaser, with or without Asahi's prior consent, shall be the sole liability of Purchaser and not the responsibility or liability of Asahi.

6.6 INDEMNIFICATION BY PURCHASER.

      Purchaser agrees to indemnify Asahi and its shareholders, representatives and affiliates, and each of its and their respective employees, officers, directors and agents (each an "INDEMNITEE") against, and hold each indemnitee harmless from:

      6.6.1 Any and all final claims, penalties, fines or judgments made, imposed or rendered against any indemnitee with respect to or as a result of;

      6.6.1.1 any such failure by Purchaser (or any person or entity acting on its behalf) to observe any of Purchaser's undertakings under Section 5 of this Agreement,

      6.6.1.2 any negligence, willful misconduct or illegal act of Purchaser or any person or entity acting on its behalf, or


      6.6.1.3 any matter as to which Asahi disclaims liability under this Agreement; and

      6.6.2 All costs and expenses (including reasonable fees and disbursements of counsel or other advisors) incurred by any indemnitee in defending against any such penalty or fine, or in any litigation resulting in any such judgment or relating to any such claim.

      6.6.3 Purchaser's obligation to indemnify Asahi is PROVIDED THAT:

      6.6.3.1 Purchaser shall have been promptly notified in writing of any such claim being made or action threatened or brought against Asahi; and

      6.6.3.2 Purchaser shall have the right to assume sole authority to conduct the defense or settlement of such claim or any negotiations related thereto at its expense, it being agreed however that the foregoing shall however not impose any obligation on Purchaser or any of its Affiliates to initiate any proceedings in relation with said claim; and

      6.6.3.3 Asahi will provide Purchaser with all reasonable information, co-operation and assistance requested by Purchase (including without limitation lending its name to proceedings) in connection with such claim; and

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                                                              FORM: JANUARY 2004

6.7   INSURANCE COVERAGE.

      In furtherance of the provisions of Section 6, during the Term and for a period of five (5) years thereafter, Purchaser shall maintain sufficient types and levels of insurance coverage including, without limitation, general and product liability insurance), as are customary in the pharmaceutical or manufacturing industry to provide coverage for their activities contemplated hereby.

7 LICENSE.

7.1 LICENSE GRANTED BY ASAHI.

      Subject to the terms and conditions in this Agreement, Asahi hereby grants to Purchaser, free of charge, to the extert that it lawfully may, a nonexclusive license to use the Filter Technology during the Term but only for evaluating compatibility of Planova with Purchaser's manufacturing process of Purchaser's Products or for manufacturing Purchaser's Products for lawful use in clinical trials or commercial sale through the use of Planova, and without any right to sublicense. The license granted under this Section 7.1 may be extended to the contract manufacturers employed by Purchaser to manufacture the Purchaser's Products solely for Purchaser, provided that Purchaser shall obtain from Asahi a prior written consent.

7.2 RESERVATION OF RIGHTS.

      Subject to Purchaser's right to use the Filter Technology pursuant to this
Section 7, Asahi reserves all proprietary rights in and to all discoveries, inventions, patent rights, trade secrets, know-how or other proprietary data embodied in or derived from the Filter Technology. Purchaser agrees to receive and use the Filter Technology during the Term subject to such reservation, and to cease all use of the Filter Technology upon expiration or termination of the Term for whatever reason.

7.3 LIMITATION ON ASAHI'S LIABILITY.

      7.3.1 Asahi represents and warrants that it is the owner of the Patents and the Fitter Technology, and has the right to grant the license set forth in Section 7.1, and that to the best of its knowledge and belief, the Filter Technology and/or the Planova manufactured in accordance therewith does not conflict with or infringe any third party intellectual property rights.

      7.3.2 EXCEPT AS SET FORTH IN SECTION 7.3.1 ABOVE, ASAHI MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND AS TO THE COMMERCIAL VALUE, SAFETY OR EFFICACY OF ANY OF THE FILTER TECHNOLOGY, OR AS TO THE ACCURACY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ASAHI DISCLAIMS (AND PURCHASER AGREES NOT TO ASSERT ANY CLAIMS AGAINST ASAHI OR ANY ASAHI AFFILIATE) ANY AND ALL IMPLIED REPRESENTATIONS OR

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                                                              FORM: JANUARY 2004

      WARRANTIES OF ANY KIND, INCLUDING THOSE WITH RESPECT TO (A) THE SUITABILITY OF THE USE OF THE FILTER TECHNOLOGY IN PURCHASER'S
      OPERATIONS, (B) THE DEGREE TO WHICH ANY OF THE FILTER TECHNOLOGY REPRESENTS OR INCORPORATES TECHNOLOGICAL ADVANCES NOT AVAILABLE FROM OTHER SOURCES, (C) ANY PRODUCTION RESULTS, FORECASTS OR PROJECTIONS WHICH MAY BE PROVIDED OR REVIEWED BY ASAHI, OR (E) THE QUALITY OR PERFORMANCE OF ANY PRODUCTS MANUFACTURED BY PURCHASER, AND NEITHER ASAHI NOR ANY OF ITS AFFILIATES SHALL BEAR ANY LIABILITY TO PURCHASER WITH RESPECT TO ANY ALLEGED OBLIGATION OR LIABILITY BASED ON ANY CLAIM OF NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, OR ANY CLAIM THAT ANY OF THE FILTER TECHNOLOGY INFRINGES ANY PATENT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

      8 VENDOR AUDIT

      During the Term hereof, Purchaser shall have the right to inspect the Asahi's manufacturing facility (the "PLANT")of the Planova, to check the storage and handling conditions of the Planova, the packaging and manufacturing processes implemented by Asahi under this Agreement, and to audit Asahi's quality control system on Planova at its own expense on such terms and conditions as separately agreed between the parties hereto.

      9 FORCE MAJEURE.

      Neither party shall be liable for any failure or delay in performing its obligations under this Agreement (other than an obligation to make payment of amounts due under this Agreement) to the extent that such failure or delay is due to;

9.1   any war, riot, insurrection or other civil commotion,

9.2   any strike, lockout or other labor dispute,

9.3   any epidemic, fire, flood or other act of God,

9.4   any labor, material, transportation or utility shortage or curtailment,

9.5   any governmental order, decree or regulation, or

9.6 any other similar or dissimilar cause; beyond the affected party's reasonable control.

      The affected party shall give prompt notice to the other party of, and shall exercise due diligence to eliminate or remedy, all such causes, and shall give the other party prompt notice when such causes shall have been eliminated or remedied.

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                                                              FORM: JANUARY 2004

10    TERM; TERMINATION.

10.1  TERM.

      The Term shall become effective on the date first above written and shall continue in effect until five (5) years have passed after Asahi's notice to Purchaser to terminate this Agreement. Asahi will keep Planova available to Purchaser during the Term under the terms and conditions of this Agreement.

10.2  TERMINATION.

      Notwithstanding the provisions of Section 10.1, the Term shall terminate upon the occurrence of any of the following events:

      10.2.1 Upon sixty (60) days prior notice by Purchaser to Asahi if Purchaser decides to discontinue the use of Planova; or

      10.2.2 Upon notice by either party to the other party, if the other party has failed to remedy any default under or breach of any provision of this Agreement within sixty (60) days after the notice to the other party demanding such remedy; or

      10.2.3 Immediately upon notice by either party to the other party, if the other party becomes bankrupt or in solvent or admits in writing its inability to pay its debts as they become due, or the other party files a petition seeking protection under any bankruptcy or corporate reorganization statute, or any substantial part of the other party's business or assets are placed in the hands of a receiver, assignee or trustee, or any third party files against the other an involuntary petition under any bankruptcy or corporate reorganization statute. or

      10.2.4 Immediately upon notice by Asahi to Purchaser if:

      10.2.4.1 all or a substantial part of Purchaser's assets are sold or transferred to another person or entity which competes with Asahi in virus filter business,

      10.2.4.2 over 50% of the shares of Purchaser are transferred to or otherwise acquired, either directly or indirectly, by any person or entity which competes with Asahi in virus filter business:, or

      10.2.4.3 any agreement is entered into or court order is issued which, upon being fully performed or observed, would result in any of the foregoing to occur.

10.3  EFFECT OF EXPIRATION OR TERMINATION.

      10.3.1 The expiration or termination of the Term for any reason shall not affect or limit any of the obligations of either party under Section 11 or with respect to payment of amounts then owing to the other party, or Purchaser's obligations under Section 5 and 6 or Asahi's obligations under
      Section 6 with respect to Planova previously shipped to Purchaser.

      10.3.2 If the Term is terminated by Asahi under Section 10.2 at a time when there are

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                                                              FORM: JANUARY 2004

      pending Purchase Orders then binding on Purchaser, Asahi shall have the option of either:

      10.3.2.1 continuing to manufacture and thereafter shipping to Purchaser Planova required under those Purchase Orders, to the same extent and with the same effect as if the Term had not been terminated; or

      10.3.2.2 treating the termination of the Term as a cancellation of those Purchase Orders by Purchaser

      10.3.3 If the Term is terminated by Purchaser pursuant to Section 10.2 (except Section 10.2.1), any Purchase Orders pending on the termination date shall be deemed to have been canceled, with no liability accruing to either party. If the Term is terminated by Purchaser pursuant to Section 10.2.1, Purchaser shall be obliged to take the delivery of Planova under any Purchase Orders pending on the termination date.

11    RESTRICTIONS ON DISCLOSURE AND USE.

11.1  NON DISCLOSURE AND RESTRICTION ON USE.

      Each party hereto shall at all times during the Term and five (5) years thereafter hold in the strictest confidence, and shall not directly or indirectly disclose to others, any of the Purchaser's Information or any of the Filter Technology disclosed to it by the other party, or terms and conditions of this Agreement (hereinafter collectively referred to as "CONFIDENTIAL INFORMATION," and the part' who was disclosed the Confidential Information and the party who disclosed the Confidential Information hereinafter respectively referred to as the "Receiving Party" and the "DISCLOSING PARTY"). The Receiving Party shall use the Confidential Information during the Term only for the purpose expressly contemplated and/or to the extent expressly permitted by this Agreement. Notwithstanding the foregoing, with a prior written consent from the other party, either party may disclose to a third party the fact that Purchaser is using Planova or that this Agreement has been entered into between Asahi and Purchaser.

11.2  DISCLOSURE TO EMPLOYEES.

      Notwithstanding the foregoing, the Receiving Party shall have the right to make disclosures of the Confidential Information on a strict "need to know" basis to the Receiving Party's directors, officers, employees, consultants or contractors; provided that the Receiving Party shall have imposed upon such directors, officers, employees, consultants or contractors the same obligations of confidentiality imposed on it by this Agreement, and the Receiving Party further agrees to enforce each of such obligations for the benefit of the Disclosing Party, and to allow the Disclosing Party to enforce the same directly as a third-party beneficiary thereunder.

11.3  EXCEPTIONS.

      The Receiving Party shall not be bound by the provisions of Section 11.1, either as to itself or as to any of its directors, officers, or employees, with respect to any particular portion of the Confidential Information if and only to the extent:

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                                                              FORM: JANUARY 2004

      11.3.1 that portion of the Confidential Information is, or becomes, generally known not due to a breach of this Agreement or the confidentiality requirements applicable to the Receiving Party's directors, officers, employees, consultants or contractors under Section 11.2; or

      11.3.2 at the time of its disclosure to the Receiving Party, that portion of the Confidential Information was known to the Receiving Party independently of any previously disclosed Confidential Information; or

      11.3.3 after its disclosure to the Receiving Party, that portion of the Confidential Information is received by the Receiving Party from an independent third party whose disclosure of such portion of the Confidential Information shall not constitute a direct or indirect breach by that third party of any duty of confidentiality owed to the Disclosing Party; or

      11.3.4 that portion of the Confidential Information is required under applicable law to disclose to any governmental or regulatory agency.

      Notwithstanding the foregoing, however, the Receiving Party (i) shall have the burden of proving the applicability of any claimed exclusion; and (ii) shall not be relieved of its obligations of secrecy and no-use under this Agreement with respect to information or data that is a combination of features merely because all of the individual features come within one or more of the foregoing exclusions, but instead the Receiving Party shall only be so relieved if, and only to the extent that, the combination of features and the principle of operation of those combined features also come within any of the foregoing exclusions.

11.4  REVERSE ENGINEERING, OTHER USE, ETC.

      Purchaser agrees not to attempt to reverse-engineer any part of Planova, nor analyze or perform tests or any Filter Technology or any Planova other than as may be required for the uses of the Filter Technology, nor use any portion of the Filter Technology for any commercial or experimental purpose except as specifically permitted in Section 7.1.

12    MISCELLANEOUS.

12.1  ENTIRE AGREEMENT.

      This Agreement, including its Schedules and Exhibit, together sets forth the entire understanding between the parties hereto with respect to the transactions between Asahi and Purchaser concerning Planova and supersedes all prior and contemporaneous agreements and understandings whether oral or written with regard to such transactions. All Schedules and Exhibit hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

12.2  SUCCESSORS AND ASSIGNS.

      Neither party shall assign this Agreement or any rights or obligations hereunder without

                                                                              13
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                                                              FORM: JANUARY 2004

the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. Notwithstanding the above, Purchaser may assign this Agreement or any rights or obligations hereunder and/or may sub-license the License granted by Asahi herein to Omrix Biopharmaceuticals Inc. or to Omrix Biopharmaceuticals S.A, provided that such Purchaser's right to assign or sub-license shall terminate in the event that Purchaser ceases to own fifty percent (50%) or more shares of the abovementioned company. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

12.3 GOVERNING LAW.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of Germany without giving effect to the principles of conflicts of laws thereof.

12.4 INTERPRETATION OF AGREEMENT

      12.4.1 In the event that any provision or part of a provision of this Agreement is declared by any court or other judicial or administrative body having proper jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

      12.4.2 The Section and Article headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      12.4.3 This Agreement is in the English Language only, which language shall be controlling in all respects.

rate equal, on each day of default, to the sum of the "short term prime rate" quoted by The Sumitomo Bank, Ltd. of Japan plus two percentage points. We are not familiar with this back and its interest, can you offer same kind of international interest from USA/Europe?

12.5 NOTICES; DOCUMENTS.

        Any notices, demands and other communications required or permitted, and any documents submitted, prepared or required, under or relating to this Agreement (collectively for purposes of this Section 12.5, "notices") shall be in writing and in English, and shall be deemed to have been duly given or submitted if;

      12.5.1 sent by registered mail, postage prepaid and return receipt requested (effective on the tenth (10th) day after deposit in the mail),

      12.5.2 delivered or send by private courier or messenger service (effective upon receipt), or

      12.5.3 sent by facsimile with a confirmation copy promptly sent as provided for in 12.5.1 or 12.5.2 (effective upon the receipt of the facsimile), provided that a confirmation copy shall not be necessary if the recipient of the facsimile acknowledges receipt thereof,

To the address or facsimile number set forth below:

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                                                              FORM: JANUARY 2004

If to Purchaser:

      OMRIX BIOPHARMACEUTICALS LTD.,
      MDA Building, Tel-Hashomer,
      Kiriat - Ono 55000
      Israel
      Attention: Logistics Manager Omrix Biopharmaceuticals Ltd.,
      Facsimile No.: +972-3-5316520

If to Asahi:

      Asahi Kasei Pharma Corporation
      Planova Division
      9-1, Kanda Mitos-irocho, Chiyoda-ku
      Tokyo 101-8481, Japan
      Attention; General Manager, Planova Division
      Facsimile No.: + 81-3-3259-5725

or to such other addresses and facsimile numbers as shall be furnished from time to time, in the manner provided in this Section 12.5, by the party entitled to receive such notices.

12.6 AMENDMENTS; WAIVERS.

      This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in case of a waiver, by the party waiving its rights thereunder.

12.7 ARBITRATION.

      All disputes, controversies or differences which may arise between the parties under or in connection with this Agreement, or with respect to the existence or effect of any alleged default or breach of any of its terms, or as to the arbitrability of any such disputes, controversies or differences, shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC"), with the arbitration to be held in Tokyo if brought by the Purchaser, or in Tel Aviv if brought by Asahi.

12.8 PLANOVA DELIVERIES PRIOR TO EFFECTIVE DATE.

      Sections 6 and 12.7 shall be applicable to the sales of all Planova delivered by Asahi to

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                                                              FORM: JANUARY 2004

Purchaser prior to the effective date of this Agreement notwithstanding the fact that such sales were consummated prior to such effective date.

12.9 PARTIES' ACKNOWLEDGMENTS.

      The parties acknowledge that;

      12.9.1 the prices for Planova and other payments to be made to Asahi under this Agreement reflect the allocation of risks and liabilities set forth in this Agreement (including the indemnification provisions of Section 6.6),

      12.9.2 such allocation of risks and liabilities was freely agreed to by the parties, and

      12.9.3 such allocation of risks and liabilities was determined in the context of the negotiation of the other terms of this Agreement and therefore constitutes an essential element of this Agreement.

12.10 RESTRICTION ON TRANSFER.

      Purchaser acknowledges that Planova is subject to the export restrictions of the Japanese Government and agrees that Purchaser shall not re-sell, re-export or otherwise transfer Planova to any third party.

12.11 COUNTERPARTS; PHOTOCOPIES.

      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. A photocopy of any such fully executed counterpart, or set thereof as fully executed, shall be valid evidence of the existence and terms of this Agreement

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                                                              FORM: JANUARY 2004

                                   EXECUTION

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, effective as of the date first written above.

                                     Purchase:

                                     By ________________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

                                     By /s/ Nissim Mashiach
                                        ----------------------------------------
                                     Name: Nissim Mashiach
                                     Title: General manager and executive v.p

                                     Asahi Kasei Pharma Corporation

                                     By /s/ Yoshiaki Ishizaki
                                        ----------------------------------------
                                     Name:  Yoshiaki Ishizaki
                                     Title: General Manager, Planova Division

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